Exhibit No.

YEAGER ENGINEERING

CONSULTING ENGINEER IN OIL AND GAS TECHNOLOGY

RICHARD YEAGER
PRESIDENT

6112 CURZON AVENUE
FORT WORTH, TEXAS 76116
Email: yeageng@att.net

OFFICE (817) 731-9474
CELL (817) 247-2630

February 20, 2019

Mr. James A. Doris
President & CEO
Viking Energy Group, Inc.
1330 Avenue of the Americas, Suite 23A
New York, NY 10019

Re: Evaluation Summary
Petrodome Energy, LLC Properties
Proved Reserves
Effective Date – December 31, 2018

Pursuant to the Rules and Regulations of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

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Dear Mr. Doris:

As requested, we are submitting this report of the estimated reserves and economic forecasts attributable to the Petrodome Energy, LLC interests effective as of December 31, 2018, completed February 20, 2019 for the purpose of reporting corporate reserves and future net revenue. This report has been prepared for the Viking Energy Group, Inc., pursuant to the rules, regulations, and guidelines of the Securities and Exchange Commission, Item 1202 (a) (8) of Regulations S-K, for reporting corporate reserves and future net revenue. We reviewed 100 percent of the total proved reserves of the Petrodome Energy, LLC properties in connection with the preparation of this report. These properties are located in Texas, Louisiana, and Mississippi.

Summarized below are the net proved reserves, cumulative future cash flow (BFIT), undiscounted and discounted at a 10% interest rate to the evaluated interest.

PROVED RESERVES

	Proved Producing	Proved Behind Pipe	Proved Undeveloped	Total Proved
Net Reserves				
Oil – Mbbl	538.85	109.41	2,584.16	3,232.43
Gas – Mmcf	.33	30.92	10,619.45	10,650.70
Net Operating Revenue – M$	33,980.08	6,979.98	190,267.84	231,527.90
Expenses – M$	8,304.17	1,297.20	27,695.47	37,296.87
Investments – M$	- 0 -	88.42	28,473.12	28,561.54
Future Net Income (BFIT) – M$	25,675.91	5,594.34	134,399.25	165,669.50
Discount FNI @ 10% Pw – M$	14,315.55	2,785.97	66,973.23	84,074.75

In accordance with the Securities and Exchange Commission guidelines, the future net cash flow, future net income (BFIT), has been discounted at an annual rate of 10% to determine its "present worth." The discounted value, "present worth," is indicative of the time value of money. The discounted value, "present worth," shown above should not be construed to represent an estimate of the fair market value.

As to the assumptions, methods and procedures used in connection with the preparation of this report, prices were forecast in accordance with the Securities and Exchange Commission rules and guidelines. The prices are determined as an unweighted arithmetic average of the first-day-of-the-month benchmark price for each month of 2018. The 12-month average benchmark Henry Hub spot gas price of $3.10 per MMBtu and 12-month average benchmark WTI Cushing spot oil price of $65.56 per barrel (Source: Bloomberg) were used. The oil and gas prices were held constant throughout the life of the properties. The prices were adjusted for gravity, quality, heating value, shrinkage, transportation and marketing. In summary, the gas and oil prices were adjusted using differentials of -$0.50 per MCF and -$2.50 per barrel, respectively.

For the Petrodome Energy, LLC properties, operating expenses and capital cost were based on an analysis of data provided by Petrodome Energy, LLC. Operating expenses include direct lease operating expenses and administrative overhead. Operating expenses were held constant for the life of the project for all the wells. Investment includes drilling costs, work-over costs, and production equipment costs were applied. Ad valorem and production severance taxes were deducted from the revenue. The cost of plugging and the salvage value of the equipment have not been considered.

The reserves were estimated using the production performance, volumetric or analogy methods, or a combination of these methods. In each case, we used the methods or combination of methods that we considered appropriate and necessary to establish the reserves and conclusions presented. The proved producing reserves for the Petrodome Energy, LLC properties were estimated using the production performance or analogy methods or a combination of these methods. The non-producing and the undeveloped reserves were estimated using the analogy or volumetric method or a combination of these methods.

The reserve classifications conform to the definitions and criteria of the Securities and Exchange Commission. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes, and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. We are not aware of any legislative changes or restrictive actions that may possibly impact the reserves or economics as presented. Possible environmental liability related to the properties has not been investigated nor considered. The assumptions, data, methods, and procedures as described are appropriate for the purpose of this report. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. Due to the inherent uncertainties of reserves estimates, future production rates, commodity prices, costs, and expenses, it should be realized that the reserves actually recovered, the reserve received, and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretation of factual data furnished by Petrodome Energy, LLC. Liquid and gas price information, cost and expense history, subject wells, and ownership were supplied by the above and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualification. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Yeager Engineering. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report.

Yeager Engineering is independent with respect to the Petrodome Energy, LLC as provided in the Standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers. Neither Yeager Engineering nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work on the future performance of the subject properties.

Respectfully submitted,
Yeager Engineering

Richard Yeager

Richard Yeager
President